Exhibit 99.1

GTx Announces Acceptance of an Abstract on Preliminary Results from Phase 2 Clinical Trial in Women with Stress Urinary Incontinence at the International Continence Society Annual Meeting

— Podium presentation to outline data from an ongoing clinical trial of enobosarm to treat stress urinary incontinence in postmenopausal women —

— Presentation to take place on September 13, 2017, in Florence, Italy,

during the Session on Female Pelvic Floor Dysfunction —

MEMPHIS, Tenn. — May 11, 2017 — GTx, Inc. (Nasdaq: GTXI) today announced the acceptance of an abstract on preliminary clinical data from its ongoing, open-label, Phase 2 proof-of-concept clinical trial of enobosarm (GTx-024) evaluating enobosarm 3 mg in postmenopausal women with stress urinary incontinence (SUI). The clinical trial is the first study evaluating an orally administered selective androgen receptor modulator (SARM) for SUI.

The clinical data will be reviewed during a podium presentation at the International Continence Society Annual Meeting during the Session on Female Pelvic Floor Dysfunction, being held on September 13, 2017, in Florence, Italy, as follows:

Poster:                                                     “Kegels in a Bottle”: Preliminary Results of a Selective Androgen Receptor Modulator (GTx-024) for the Treatment of Stress Urinary Incontinence in Post-Menopausal Women

Presenter:                                     Kenneth M. Peters, M. D., Professor and Chairman of Urology

Oakland University William Beaumont School of Medicine, Rochester, MI

Date:                                                            September 13, 2017

“We are encouraged with the preliminary data from our ongoing Phase 2 clinical trial and believe that enobosarm may represent a unique first in class oral therapeutic for the treatment of SUI,” said Dr. Robert J. Wills, the Company’s Executive Chairman.

About the Phase 2 Proof-of-Concept Clinical Trial

Enrollment in the Phase 2 proof-of-concept clinical trial of 3 mg of enobosarm in women with SUI is ongoing. This is the first clinical trial to evaluate a SARM for SUI. The Company believes that developing an oral therapy to treat the large number of women who face a diminished quality of life from stress urinary incontinence presents a unique commercial opportunity, especially since current therapies may sometimes involve invasive procedures.

About Enobosarm and SUI

Enobosarm, a selective androgen receptor modulator (SARM), has been evaluated in 24 completed or ongoing clinical trials enrolling over 1,700 subjects, of which approximately 1,200 subjects were treated with enobosarm at doses ranging from 0.1 mg to 100 mg. At all evaluated dose levels, enobosarm was observed to be generally safe and well tolerated.

The rationale for evaluating enobosarm as a treatment for SUI is supported by preclinical in vivo data demonstrating increases in pelvic floor muscle mass following treatment with GTx’s SARM compounds, including enobosarm, and data from the Company’s ongoing Phase 2 clinical trial continues to validate the use of enobosarm as a potential treatment for SUI.

About Stress Urinary Incontinence

Stress urinary incontinence (SUI) refers to the unintentional leakage of urine during activities that increase abdominal pressure such as coughing, sneezing or physical exercise. SUI affects up to 35 percent of adult women. There are a variety of treatments that are used to treat SUI in women, such as behavioral modification and pelvic floor physical therapy, especially as initial treatment options. As the condition worsens however, bulking agents and surgical procedures are often the most widely used treatments.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of small molecules for the treatment of cancer, including treatments for breast and prostate cancer, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx’s ongoing clinical development of its selective androgen receptor modulator (SARM) assets. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that the Phase 2 proof-of concept study being conducted by GTx for the treatment of stress urinary incontinence (SUI) may not be completed on schedule; (ii) that  additional clinical development of GTx’s SARM compound  for the treatment of SUI will be required beyond the ongoing study; (iii) any future development of SARMs in SUI is contingent on obtaining sufficient additional capital to permit such development, which it may be unable to do. In addition, GTx will continue to need additional funding and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs and potentially cease operations. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s annual report on Form 10-K for the year ended December 31, 2016, contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Source: GTx, Inc.

GTx Contacts

Lauren Crosby (Investors)	Denise Powell (Media)
GTx, Inc.	Red House Consulting
901.271.8622	510.703.9491
lcrosby@gtxinc.com	denise@redhousecomms.com